August 2009

Pricing Sheet dated August 24, 2009 relating to
Preliminary Terms No. 157 dated July 27, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 24, 2009
Issuer:	Morgan Stanley
Maturity date:	September 28, 2010
Original issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per PLUS
Pricing date:	August 24, 2009
Original issue date:	August 31, 2009 (5 business days after the pricing date)
Aggregate principal amount:	$4,908,790
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund	FXI	25%	$40.40	0.061881188
	Shares of the iShares® MSCI Taiwan Index Fund	EWT	25%	$10.97	0.227894257
	Shares of the iShares® MSCI South Korea Index Fund	EWY	25%	$42.64	0.058630394
	Shares of the iShares® MSCI Hong Kong Index Fund	EWH	25%	$15.17	0.164798945
Payment at maturity per PLUS:	▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value: $10 x the basket performance factor This amount will be less than or equal to the stated principal amount of $10.
Leverage factor:	300%
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Maximum payment at maturity:	$12.85 per PLUS (128.5% of the stated principal amount)
Valuation date:	September 23, 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events
Closing value:	For each basket component, the closing price of one underlying share of such basket component times the relevant adjustment factor for such basket component
Adjustment factor:	For each basket component, 1.0, subject to adjustment for certain events affecting such basket component
Initial basket value:
10, which is equal to the sum of the products of the initial basket component values of each of the basket components on the pricing date, as set forth under “Basket – Initial basket component value” above, and the respective multiplier for such basket component

Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each basket component on such date and the respective multiplier for such basket component.
Multiplier:
The multiplier for each basket component is set on the pricing date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting.  Each multiplier will remain constant for the term of the PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617484290
ISIN:	US6174842905
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10	$0.15	$9.85
Total	$4,908,790	$73,631.85	$4,835,158.15
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see syndicate information on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 157 dated July 27, 2009
Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.